Exhibit 99.1

AGREEMENT
TO JOINTLY FILE SCHEDULE 13G

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of VioQuest Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 3, 2009		/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.

CAPRETTI GRANDI, LLC

	by:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Managing Member